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Alcoa and subsidiaries                                                EXHIBIT 12


              Computation of Ratio of Earnings to Fixed Charges
                 For the nine months ended September 30, 2000
                          (in millions, except ratio)


                                                                      2000
                                                                     ------
Earnings:
   Income before taxes on income                                     $2,092
   Minority interests' share of earnings of majority-
      owned subsidiaries without fixed charges                            -
   Equity income                                                        (81)
   Fixed charges                                                        315
   Proportionate share of income of 50%-owned
     persons                                                             58
   Distributed income of less than 50%-owned persons                      8
   Amortization of capitalized interest                                  12
                                                                     ------

      Total earnings                                                 $2,404

Fixed Charges:
   Interest expense:
      Consolidated                                                   $  287
      Proportionate share of 50%-owned persons                            2
                                                                     ------
                                                                        289
                                                                     ------

   Amount representative of the interest factor in rents:
      Consolidated                                                       25
      Proportionate share of 50%-owned persons                            1
                                                                     ------
                                                                         26
                                                                     ------

   Fixed charges added to earnings                                      315
                                                                     ------

   Interest capitalized:
      Consolidated                                                       13
      Proportionate share of 50%-owned persons                            -
                                                                     ------
                                                                         13
                                                                     ------

   Preferred stock dividend requirements of
      majority-owned subsidiaries                                         -
                                                                     ------

      Total fixed charges                                            $  328
                                                                     ======

Ratio of earnings to fixed charges                                        7
                                                                     ======

                                      25